CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 15, 1999, relating to the financial statements of Digital Lava Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Costa Mesa, California
October 21, 1999